Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-163463

April 30, 2012

US Airways, Inc. (“US Airways”)

Securities:	Class A Pass Through Certificates, Series 2012-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2012-1 (“Class B Certificates”)

Amount:	$379,785,000	$124,958,000

CUSIP:	90345WAA2	90345WAB0

ISIN:	US90345WAA27	US90345WAB00

Coupon:	5.90%	8.00%

Make-Whole Spread over Treasuries:	0.50%	0.50%

Available Amount under Liquidity Facility at April 1, 2013:	$33,550,417	$14,984,150

Initial Maximum Commitment Amount Under Liquidity Facility:	$33,610,973	$14,994,960

Public Offering Price:	100%	100%

Expected Ratings:
Standard & Poor’s Ratings Services	BBB	B+
Moody’s Investor Service, Inc.	Ba2	B2
Fitch, Inc.	A-	BB-

Underwriting:
Morgan Stanley & Co. LLC	$142,419,375	$46,859,250
Citigroup Global Markets Inc.	$72,159,150	$23,742,020
Goldman, Sachs & Co.	$94,946,250	$31,239,500
Barclays Capital Inc.	$37,978,500	$12,495,800
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$28,483,875	$9,371,850
Natixis Securities Americas LLC	$3,797,850	$1,249,580

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$5,678,359

US Airways’ Transaction Expenses:	$3,300,000

Underwriting Agreement:	Dated April 30, 2012

Settlement:	May 14, 2012 (T+10) closing date, the tenth business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated April 30, 2012, which includes additional information regarding the Class A and Class B Certificates

Concurrent Offering	Concurrently with the offering of the Class A and Class B Certificates, US Airways is also offering $118,636,000 in aggregate face amount of its Class C Pass Through Certificates, Series 2012-1 (the “Class C Certificates”) pursuant to a Preliminary Prospectus Supplement dated April 30, 2012. The offering of the Class A and Class B Certificates is not conditioned on the completion of the offering of the Class C Certificates.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Citigroup at 1-212-723-6171, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Barclays toll-free at 1-888-603-5847, BofA Merrill Lynch toll-free at 1-800-294-1322 or Natixis at 1-212-698-3108 (institutional investors).